UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 23, 2006

BROOKE CORPORATION

(Exact name of registrant as specified in its charter)

Kansas	001-31698	48-1009756
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10950 Grandview Drive, Suite 600, Overland Park, KS 66210

(Address of Principal Executive Offices, Including Zip Code)

(913) 661-0123

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (16 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

(a) Brooke Corporation entered into a definitive Stock Purchase Agreement on January 23, 2006, to acquire from Kansas City Life Insurance Company all of the issued and outstanding shares of capital stock of Generations Bank in exchange for $10.1 million in cash. Generations Bank is a federal savings bank located in Kansas City, Missouri. The closing of the stock transaction is subject to approval by the Office of Thrift Supervision (within the United States Department of the Treasury) of Brooke’s application for it or its subsidiary to become a savings and loan holding company, other regulatory approvals, the existence as of the closing date of not less than $8.2 million in the Bank’s GAAP book equity, and standard closing conditions. Brooke paid an earnest money deposit of $100,000 upon execution of the Agreement. Either party may terminate the Agreement after 180 days following the date of the Agreement if the transactions contemplated thereby have not been consummated, provided that the 180-day period may be extended by Brooke for an additional 120 days upon payment by Brooke of an additional $100,000 earnest money deposit. The earnest money deposits are to be credited against the purchase price at closing and may be forfeited if Brooke fails to close for any reason other than the seller’s failure to satisfy its obligations under the Agreement or the failure of certain conditions precedent to be satisfied. A copy of the Stock Purchase Agreement is furnished as Exhibit 10 to this Form 8-K.

On January 24, 2006, Brooke Corporation issued a press release announcing its entry into the Stock Purchase Agreement. A copy of the press release is furnished as Exhibit 99 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10 -	Stock Purchase Agreement dated January 23, 2006, between Brooke Corporation and Kansas City Life Insurance Company.

Exhibit 99 -	Press Release dated January 24, 2006 announcing Brooke Corporation’s entry into the Stock Purchase Agreement dated January 23, 2006.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

BROOKE CORPORATION

(Registrant)

/s/ Anita F. Larson
Anita F. Larson
President and Chief Operating Officer

Date: January 26, 2006

Exhibit Index

Exhibit No.	Description
Exhibit 10	Stock Purchase Agreement dated January 23, 2006, between Brooke Corporation and Kansas City Life Insurance Company.

Exhibit 99	Press Release dated January 24, 2006 announcing Brooke Corporation’s entry into the Stock Purchase Agreement dated January 23, 2006.